Exhibit 99

Taubman Centers, Inc.	T 248.258.6800
200 East Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

Taubman Centers Appoints Myron E. Ullman, III to Board of Directors

BLOOMFIELD HILLS, Mich., April 4, 2016 - - Taubman Centers, Inc. (NYSE: TCO) today announced that Myron E. (Mike) Ullman has rejoined the company's Board of Directors. He will serve as an independent member of the company's board, filling the vacancy created by former Vice Chairman Lisa A. Payne’s departure on March 31, 2016. Mr. Ullman will assume Ms. Payne’s remaining term, which expires in 2017. Mr. Ullman previously served on the company’s Board of Directors from April 2003 to October 2004.
Mr. Ullman will be an independent director under the New York Stock Exchange rules, bringing the number of independent directors to seven of nine directors. Mr. Ullman, who will serve on both the audit committee and the nominating and corporate governance committee, brings extensive experience in the areas of finance, executive compensation, risk assessment and compliance. The Board has determined that he qualifies as an audit committee financial expert under SEC rules.
"We are pleased that Mike Ullman has accepted the company's invitation to rejoin the board," said Robert S. Taubman, chairman, president and chief executive officer of Taubman Centers. "He brings a wealth of experience in the retail industry to the board, and we are honored to have him back."
Mr. Ullman stated “I am delighted to be rejoining Taubman Centers’ distinguished directors. This is an exceptional company with wonderful assets. I look forward to working with the board to continue to deliver value to all Taubman Centers shareholders.”
Mr. Ullman has considerable retail experience. He currently serves on the Board of Directors of Starbucks Corporation as lead director and chair of the compensation and management development committee, and is J.C. Penney Company, Inc.’s executive chairman. He served as J.C. Penney Company, Inc.’s chief executive officer and a member of the board from April 2013 to August 2015, as the executive chairman from November 2011 to January 2012, and as the chairman of the Board of Directors and chief executive officer from December 2004 to November 2011.
Mr. Ullman served as the chairman of the Federal Reserve Bank of Dallas through the end of 2014. He also served as directeur general, group managing director of LVHM Moët Hennessy Louis Vuitton, a luxury goods manufacturer and retailer from July 1999 to January 2002. From January 1995 to June 1999, he served as chairman and chief executive officer of DFS Group Limited, a retailer of luxury branded merchandise. From 1992 to 1996, Mr. Ullman served as chairman and chief executive officer of R.H. Macy & Co., Inc. He has previously served on the Board of Directors for Ralph Lauren Corporation, Saks, Inc., Pzena Investment Management, Inc., as well as Taubman Centers, Inc.
Mr. Ullman serves as chairman of Mercy Ships International, a global medical charity. He also serves on numerous boards of community and not-for-profit organizations, including Gordon College, United States Foundation For Inspiration and Recognition of Science and Technology (FIRST) and the University of Cincinnati Foundation.

About Taubman
Taubman Centers, Inc. (NYSE: TCO) is an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of 24 regional, super-regional and outlet shopping centers in the U.S. and Asia. Taubman’s U.S.-owned properties are the most productive in the publicly held U.S. regional mall industry. Taubman is currently developing four properties in the U.S. and Asia totaling 4.1 million square feet. Founded in 1950, Taubman is headquartered in Bloomfield Hills, Mich. Taubman Asia, founded in 2005, is headquartered in Hong Kong. www.taubman.com.

For ease of use, references in this press release to “Taubman Centers,” “company,” “Taubman” or an operating platform mean Taubman Centers, Inc. and/or one or more of a number of separate, affiliated entities. Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself or the named operating platform.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. The forward-looking statements included in this release are made as of the date hereof. Except as required by law, we assume no obligation to update these forward-looking statements, even if new information becomes available in the future. Actual results may differ materially from those expected because of various risks and uncertainties.  You should review the company's filings with the Securities and Exchange Commission, including “Risk Factors” in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of such risks and uncertainties.

CONTACT:
Ryan Hurren, Taubman, Director, Investor Relations, 248-258-7232
rhurren@taubman.com

Maria Mainville, Taubman, Director, Strategic Communications, 248-258-7469
mmainville@taubman.com

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